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                                                                    EXHIBIT 99.1

             [Letterhead of Affiliated Managers Group, Inc.]

AMG ANNOUNCES SHARE REPURCHASE PROGRAM

BOSTON, MA, October 21, 1999--Affiliated Managers Group, Inc. (NYSE:AMG), an asset management holding company, today reported that its Board of Directors had authorized a share repurchase program pursuant to which AMG could repurchase up to five percent of AMG's issued and outstanding shares of common stock.

The purchases would be effected in open market transactions, with the timing of purchases and the amount of stock purchased determined at the discretion of AMG's management.

William J. Nutt, AMG's Chairman and CEO, said, "We believe AMG's prospects are excellent - both in terms of our pipeline of potential investments in new Affiliates and the business outlook for our current group of Affiliates. We do not intend to institute a regular repurchase program over the longer term, but at current values, we believe AMG stock represents an exceptional investment opportunity for our company." Mr. Nutt continued, "Through our strong recurring cash flow and capacity under our senior revolver, we have the financial flexibility to take advantage of share repurchase opportunities like this one, as we have done in the past, while continuing to build long-term shareholder value through accretive investments in new Affiliates."

AMG addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. The Company's strategy is to generate growth through investments in new Affiliates, as well as through the internal growth of its existing Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development, and operations. To date, AMG has made investments in 15 Affiliates, including one pending transaction. These Affiliates collectively managed approximately $74 billion in assets at September 30, 1999.

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CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING
STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING CHANGES IN THE SECURITIES OR FINANCIAL MARKETS OR IN GENERAL ECONOMIC CONDITIONS, THE AVAILABILITY OF EQUITY AND DEBT FINANCING, COMPETITION FOR ACQUISITIONS OF INTERESTS IN INVESTMENT MANAGEMENT FIRMS, FULFILLMENT OF THE CONDITIONS TO THE CLOSING OF PENDING INVESTMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN AMG'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. REFERENCE IS HEREBY MADE TO THE "CAUTIONARY STATEMENTS" SET FORTH IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998.

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For more information on Affiliated Managers Group, please visit AMG's web site at www.amg-boston.com